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THE ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER
  TO SELL THESE SECURITIES. THE OFFER IS MADE ONLY PURSUANT TO THE OFFER TO
   PURCHASE AND THE RELATED LETTER OF TRANSMITTAL (WHICH ARE INCORPORATED BY REFERENCE HEREIN) AND IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED
    FROM) HOLDERS OF DEBENTURES IN ANY JURISDICTION IN WHICH THE OFFER OR
           THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE
                     SECURITIES LAWS OF SUCH JURISDICTION.

                                  INACOM CORP.
                     NOTICE AND OFFER TO PURCHASE FOR CASH
                         ANY AND ALL OF ITS OUTSTANDING
               4.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2004

                 AT 100% PRINCIPAL AMOUNT PLUS ACCRUED INTEREST

    InaCom Corp. ("InaCom") is offering to purchase for cash at the Repurchase Price, upon the terms and subject to the conditions set forth in the Notice and Offer to Purchase dated March 19, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal, any and all of the outstanding 4.5% Convertible Subordinated Debentures Due 2004 of InaCom (the "Debentures"). The Repurchase Price is 100% of the principal amount of the Debentures plus accrued and unpaid interest to May 3, 1999, the date of payment (the "Repurchase Date"). See the Offer to Purchase for capitalized terms used but not defined herein. Unless the context otherwise requires, the term "Offer to Purchase" includes the Letter of Transmittal.

    The Offer is being made pursuant to the terms of the Indenture, which provides that, following a Change in Control, InaCom is required to repurchase any and all Debentures from each Holder of Debentures that properly exercises its Change in Control Right, in denominations of $1,000 or integral multiples thereof, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the Repurchase Date. A Change in Control may be deemed to have occurred on February 17, 1999 as a result of the consummation of a merger by which Vanstar Corporation became a wholly owned subsidiary of InaCom.

     SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER TO PURCHASE, THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 19, 1999, UNLESS THE OFFER IS EXTENDED (SUCH TIME AND DATE OR THE LATEST THEREOF, IF EXTENDED, THE
     "EXPIRATION DATE"). DEBENTURES TENDERED IN THE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE.

    As of February 17, 1999, there was $86,250,000 aggregate principal amount of Debentures outstanding. The Debentures are convertible into shares of common stock, par value $0.10 per share, of InaCom ("InaCom Common Stock") at a conversion rate of 25.235 shares of InaCom Common Stock for each $1,000 principal amount of the Debentures (equivalent to a conversion price of $39.63 per share).

    A Holder may convert Debentures into shares of InaCom Common Stock until, but not after, Debentures are properly tendered to Norwest Bank Minnesota, N.A., as Depositary (the "Depositary"), unless the tender of such Debentures is properly withdrawn or there is a default in payment of the Repurchase Price. Unless InaCom defaults in the payment of the Repurchase Price, any Debentures tendered for payment pursuant to the Offer will cease to accrue interest on the Repurchase Date. Any Debentures not tendered in the Offer will continue to accrue interest and to be convertible at the option of the Holder thereof into shares of InaCom Common Stock. Tenders of Debentures may be withdrawn at any time prior to the Expiration Date.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, InaCom will purchase, by accepting for payment, and will pay for all Debentures validly tendered (and not properly withdrawn) pursuant to the Offer, such payment to be made by the deposit of immediately available funds by InaCom with the Depositary, which will act as agent for tendering holders for the purpose of receiving payment from InaCom and transmitting such payment to tendering Holders.

    Any questions or requests for assistance or for copies of the Offer to Purchase or related documents may be directed to the Depositary at the telephone number set forth below. Any beneficial owner owning interests in Debentures may contact such beneficial owner's broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

                                        The Depositary for the Offer is:
                                        Norwest Bank Minnesota,
                                        National Association
                                        Corporate Trust Operations
                                        P. O. Box 1517
                                        Minneapolis, MN 55480-1517
                                        Telephone: (612) 667-9764

March 19, 1999